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                                                             Exhibit 9(c)


The following is the transcript from an investor presentation that took place on August 21, 2003 in connection with the proposed acquisition by The PNC Financial Services Group, Inc., a Pennsylvania Corporation, of United National Bancorp, a New Jersey corporation.

OPERATOR: My name is Stephanie, and I will be your conference facilitator today. At this time, I would like to welcome everyone to PNC Financial Services investor call regarding the acquisition of United National Bancorp.

All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, please press the numbers 1 followed by 4 on your touchtone telephone.

I will now turn the call over to Bill Callihan, the Director of Investor Relations for PNC. Mr. Callihan, you may begin your conference.

BILL CALLIHAN, PNC FINANCIAL SERVICES: Thank you. Good morning everyone, and welcome to today's conference call to discuss our acquisition of United National Bancorp. Joining me in Pittsburgh are PNC's Chairman and Chief Executive Officer, Jim Rohr, and Joe Guyaux, PNC's President. Participating by phone are Bill Demchak, PNC's Vice Chairman and Chief Financial Officer, and Tom Gregor, the Chairman, President and CEO of United National Bancorp.

As a reminder, the following comments contain forward-looking statements. Actual results could differ, possibly materially, due to a variety of factors, including those described in these statements, in today's release and supplementary financial information, and in our 2002 Form 10-K and other SEC reports. These statements speak only as of August 21st, 2003, and PNC undertakes no obligation to update them. The following statements may include a discussion of non-GAAP financial measures, which, to the extent not so qualified during the conference call, will be qualified by GAAP reconciliation information that will be made available on PNC's website under the "For Investors" section.

Now let me introduce Jim Rohr.

JIM ROHR, PNC FINANCIAL SERVICES: Thank you, Bill, and welcome everyone. Thank you for joining us this morning.

As you know, we announced earlier a definitive agreement to acquire United National Bancorp, a bank holding company based in Bridgewater, New Jersey that operates 52 UnitedTrust Bank branches. First, let me just say that we're very excited about this transaction. As this slide points out, it offers a number of compelling opportunities that will benefit us in the near and long term. Over the last four years, we've developed a differentiated, high-return banking model. We've been very successful in acquiring, growing, and retaining client relationships organically, and that has fueled strong results in our regional community bank. We want to build on this performance, and this acquisition represents a capital-efficient way to accomplish that goal. First,








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it will help us to accelerate our expansion in a fast-growing, very affluent region. New Jersey is an appealing market, and we've had a long commitment to growth there. In the mid- nineties, we acquired the Chemical Bank branches in southern New Jersey and then moved to the central part of the state with our Midlantic acquisition.

We also have agreements with the WAWA and the Quick Chek convenience store chains, which provide us with a very significant ATM presence. Now with this agreement, when combined with our recently announced alliance to open 40 locations at the Stop & Shop grocery stores, we'll dramatically increase our presence in the central and northern parts of the state, and it enables us to expand our existing modest presence in the Lehigh Valley of eastern Pennsylvania.

We believe we'll be able to execute on the tremendous product and business opportunities available. At this point, I'd like to turn it over to Tom Gregor, the Chairman, President, and CEO of United National Bancorp, to briefly elaborate on this point. Tom?

TOM GREGOR, UNITED NATIONAL BANCORP: Thank you, Jim. First of all, let me say how excited we are about this opportunity. We think this transaction makes a lot of sense from so many perspectives, and I'd like to point out just two of the many important reasons that we identified PNC early on. One, we share very similar, client-focused cultures. We work hard to maintain the faith and trust our customers have placed in us, and we see the same commitment from PNC. The second point revolves around the broad product line available at PNC. Across the spectrum, we think our clients will benefit from a variety of new or enhanced products that PNC offers. Enhanced online banking and brokerage products for consumers, Workplace Banking for small businesses, world-class treasury management services for middle-market clients, and, of course, additional wealth management expertise, which is crucial to remaining competitive with our customer base. PNC knows this region. They've been very successful here, and combined we believe we'll make even more headway for the future.

Now let me hand it back to Jim to continue with the presentation.

JIM ROHR: Thank you, Tom. Before we move on to the next slide, I would like to add that we believe that we will encounter low integration risk with this transaction. Why? On a relative basis, it's a much smaller franchise when compared to total PNC. But it has a similar culture with a deep commitment to customer service, and we should be able to effectively and efficiently fold it into our scalable technology platform that includes a world-class call center, a web-enabled branch system, and a 40 percent online banking penetration rate-- one of the highest in the industry. Importantly, we anticipate that this transaction will be accretive within the first year, with an internal rate of return of approximately 15 percent, which--to give you some context--is above the return from our share repurchase program.

Now this next slide, reviewing the faster growing and more affluent New Jersey market, really captures the appealing nature of the United National Bancorp footprint. This transaction will enable us to expand our branch presence in these counties by 47 percent, after taking into account the small amount of planned consolidations. Combined, these counties will have a median household income that's almost $20 thousand higher than that of the total PNC footprint. In fact, two of these counties--Somerset and Hunterdon--are among the 15 most affluent







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counties in the entire United States. Just as important, both the income levels and number of households are projected to grow at faster levels than the total PNC footprint.

Now you can see in our next slide -- "Expanding in Attractive Markets" -- how significant PNC is in New Jersey. With the addition of the United National Bancorp franchise, we will be a top-three player in all but two of the New Jersey counties named here. That's in executing with the strategy we put in place several years ago. Now, of course, we're not expanding in New Jersey solely because of the demographics are good, but it's also because our team has truly delivered consistently since we entered New Jersey years ago. Our performance in this market has been the strongest across the company. We've got a great leadership team that will only be enhanced with the addition of Tom and his group, who will lead the charge in New Jersey.

I'll close out my portion by sharing key United National Bancorp financial data and providing a transaction summary.

The next slide - "United National Bancorp Financial Highlights" -- should come as no surprise. This is the type of acquisition I have talked to several of you about. It's within the footprint with little overlap, and with $3.0 billion in assets, it's relatively small. Its loan book is fairly divided between commercial, commercial real estate, consumer, and residential real estate, and within the footprint, it's a portfolio that fits very comfortably within our risk profile. United National has $2.2 billion in deposits, and our plan is to continue to emphasize capturing core checking accounts as we do across PNC. With $15.2 million in earnings in the first half, you can see that United is building earnings momentum after its 2002 integration of Vista. Finally, you'll see that efficiency is clearly an area where we believe we can make improvements.

Now, let's take a look at the transaction summary. A $638 million purchase price consists of a combination of cash and stock--$320 million in cash, 6.55 million shares of PNC stock. We believe that it's a very fair price for the franchise we're receiving. We are targeting an early 2004 closing, and we have reviewed this transaction with our regulators, but of course it is subject to customary approvals.

Now, based on the cost saves we expect to achieve, we believe the transaction will be accretive to earnings by 7(cent) a share next year, excluding the estimated conversion expenses, and 8(cent) a share in 2005. Now we have a very experienced integration team already assigned to begin the process, and it's a team that will report directly to our president, Joe Guyaux. I'd like Joe to take a minute to provide you with some details on that front. Joe?

JOE GUYAUX, PNC FINANCIAL SERVICES: Thanks, Jim. Let me begin by saying I share both Jim and Tom's enthusiasm about the United National Bancorp franchise and the opportunity that lies ahead of us, not only to accelerate our strategy, but, more importantly, our growth. As Jim mentioned, we've already started working with our colleagues at United to identify and field a very experienced integration team. Many from the PNC side were an integral part of our prior bank integration and/or played key roles in the improved execution of our core retail banking model.







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In conjunction with United, more importantly, we are also planning an extensive customer outreach. We want to make sure that UnitedTrust customers, that we are working to minimize any integration disruption. The existing distribution system will remain largely intact and so will the people that are used to serving those customers in United's footprint. Our goal is to win acceptance by proving ourselves to UnitedTrust's customers. At the appropriate time, we'll be contacting customers personally to introduce them to PNC's successful customer experience model, which focuses on creating long-term relationships with customers. Thanks to extensive training and solid execution on our part, combined with what we'll undertake with the United work force, we do have the experience to make this customer-focused transition a success.

In addition, we want to make sure that the employees on both sides are informed and committed. Meetings are being held with United National Bancorp employees to answer questions and discuss PNC's visions and values as well as our philosophy. We know that we must have a committed and knowledgeable work force in order to have loyal customers and grow our business in this integration. Obviously, we need to accomplish both of those while capturing the efficiencies. We think that's going to move rather smoothly. We've invested in a world-class technology platform, and we successfully trained our employees to execute our strategy with the support of that platform. It is scalable and very much ready to accept the United National Bancorp customer base. We plan to consolidate a significant portion of United National's support operations and call center into PNC's existing system, and we think we can do that with very little disruption. That's what we have in mind in the short term.

Now let me turn to the next slide and talk about how we're going to grow this combined franchise. Our goal is to build on the mutual success these franchises have had in the region. Our New Jersey market has been the best in our company at acquiring and retaining customer relationships and in referring new business, so we're going to continue to execute on the comprehensive and thoughtful distribution strategy that has driven this success. Again, that's a strategy focused on expanding our core base through acquiring core checking account households and then deepening those relationships and capturing a greater share of wallet. We learned long ago that this strategy works best with a distribution mix that includes broad geographic coverage, one that we've been building in New Jersey through diverse distribution channels -- adding more branches, ATM's, in-store capability, and ever-expanding online banking presence. More exciting is the wide array of product capabilities -- not just the fit between the existing product set of United and ours, but the fact that we bring to market capital markets, treasury management, and investment product capability as well as an expertise in home equity and opening up middle market and other markets in this acquisition to fuel the growth.

A final point that I'd like to just, is that we're not starting from ground zero in terms of our brand recognition in this region, and because of the wonderful strategic and cultural fit with United, this will only enhance our brand awareness in the region and have an overall positive effect throughout the New Jersey region. As we're successful, you'll see it reflected in the bottom line.

And now I'd like to have Bill Demchak talk more about that.







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BILL DEMCHAK, PNC FINANCIAL SERVICES: Thanks, Joe. This morning, I'm going to review the impact of this transaction on PNC's earnings and talk a little bit about the cost saving opportunities and, finally, compare this transaction with other recently announced bank deals.

On the first slide, you'll see that we've detailed the positive incremental impact this deal will have on PNC's earnings for 2004 and 2005. Since United has limited sell-side coverage, what we did was we began with United National's management estimated earnings of $36 and $41 million in 2004 and 2005, respectively. While we believe that there are meaningful revenue opportunities available, to be conservative, none of those numbers are included in this analysis.

In terms of the $31 million of identified cost savings, we expect to save approximately $16 million after-tax in '04 and to achieve the full after-tax run rate of $21 million of savings in '05. These cost savings will primarily come from consolidating operating centers, phone centers, and other admin functions.

As it pertains to intangibles, we have eliminated approximately 97 million of United National Bancorp's existing intangibles that resulted principally from the Vista transaction. We anticipate that this transaction will result in around $508 million of goodwill and $44 million of core deposit intangibles, and the core deposit intangibles represent approximately 3.09 percent of core deposits, and we'll be amortizing those over the next 10 years using sum-of-the-years-digits method.

On the purchase accounting side, the acquisition will be positive to earnings in the first year as the mark on the less than optimal wholesale funding book will offset the impact of other balance sheet marks. This estimate could change before closing due to changes in interest rates or balance sheet composition.

When you combine all of these elements, we expect the incremental earnings from the transaction to be about $47 million in 2004 and to grow to $51 million in 2005. As you can see, the incremental benefit to PNC in '04 is 7(cent) per share, excluding the estimated conversion expenses of $11 million primarily related to product and systems integration.

Now, the next slide--titled "Integration Driven by Experience"--highlights the expense categories we hope to impact by effectively integrating United with PNC. As all of you know, we have not had a bank deal since the acquisition of Midlantic in 1995. However, the majority of the managers that were part of that successful integration are still with PNC, and, as Joe indicated, they have been identified and are ready to contribute. Now, we expect to reduce United National's expense base by approximately 38 percent, or $31 million, on a pre-tax basis. A majority of the cost reductions will come from consolidating their outsourced IT platform and numerous back office functions into PNC's centralized operation. As a result, a significant portion of the cost will be compensation and technology related. It's important to point out that one of the many things that differentiates PNC is that we operate the bank from a single platform, and, as a result, we are positioned to integrate United National's back office very efficiently. We've already had a very comprehensive, albeit preliminary, time frame in place that we think we can accomplish by the end of 2004.








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We jump to the next slide. I've compared our value for United to all the bank deals valued between $100 million and $2.0 billion that were done in the United States since January of '02. As you can see, this transaction is basically valued at the median, which we feel is a fair valuation for a property in one of the most affluent regions in the country.

In summary, from a financial point of view, we believe this is a value-added transaction that will meet our risk-adjusted return objectives and we expect should improve the growth prospects in our banking businesses.

With that, I'm going to turn it back over to Jim so we can begin the question and answer session.

JIM ROHR: Thank you, Bill. As we begin the question and answer session, we are in a few different locations. So, if you could bear with me if I have to refer some of the questions to people in different locations, that's what I'll be doing. We'd be more than happy to open it up for questions and answers.

OPERATOR: Thank you. The floor is now open for questions. If you do have a question or a comment, please press the numbers 1 followed by 4 on your touchtone telephone at this time. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. Questions will be taken in the order they are received, and we do ask that while posing your question, you please pick up your handset to ensure proper sound quality. Once again, to ask a question, please press the numbers 1 followed by 4 on your touchtone telephone at this time.

Our first question today is coming from Brian Harvey of Fox-Pitt, Kelton. Sir, please pose your question.

BRIAN HARVEY, FOX-PITT, KELTON: Thank you. Good morning.

JIM ROHR: Good morning.

BRIAN HARVEY: Just had a couple of questions. Can you just comment about your buy-back program? You had talked about completing a billion dollars of buy-back this year. Does this transaction preclude you from doing that, and can you just talk about the capital ratios and how you're thinking about that? And secondly, can you just again talk about the contribution from the processing businesses versus the traditional banking business, and how you're thinking about that going forward?

JIM ROHR: The business mix--I think we've said in the past we want to grow. We'll take the second question first, and then I'll ask Bill Demchak to answer the one on the buy-back and the capital ratios.

But the business mix--we like the business mix that we have, where we've got a banking business, an asset management business, and an asset processing business. We intend to grow all three, which I think is consistent with what we've been talking about. We had a strategic planning meeting in February with the Board, and that's exactly the approach we want to take. In






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terms of this acquisition, I think it's a very positive one for the regional bank and one that's good for the shareholders as well, so you'll see us make acquisitions in all three of those areas. You've seen a number of Black Rock acquisitions in the asset management side, whether it be in the hedge fund business or the small and mid-cap lift out. Now, you'll see one in the banking group, and we'll continue to pursue acquisitions at PFPC as well.

Bill, would you like to answer the question on the buy-back and the capital ratios?

BILL DEMCHAK: Sure. I'll start by simply pointing out that, as a result of this transaction, our regulatory ratios, while they'll be impacted, will still be well above certainly any regulatory minimums and still well up in our peer group. Having said that, our share repurchase, in the amounts indicated at the start of the year, we talked about $250 million to a billion. That was based on available economic capital against a target rating that we had of a strong single A. As you know, through the second quarter I think we've spent something around $300 million in share repurchases, and we also talked about taking off the top of the range $100 million as a result of the DOJ settlement, so we're sort of $400 million spent and $300 million plus on this in cash, leaving us with available still excess capital to continue with the share repurchase program. We will do that through the remainder of '03, and I'm sure we'll have a program in place in '04.

But at the margin, the cash portion of this transaction will reduce the shares that we would otherwise have purchased.

BRIAN HARVEY: Okay. Thank you.

BILL DEMCHAK: Yeah.

OPERATOR: The next question is coming from John McDonald of UBS. Sir, please pose your question.

JIM ROHR: Hello, John.

JOHN MCDONALD, UBS: Hi. Good morning. A question for Bill first. Bill, could you just give us some color for what goes into the decision to pay the mix of stock and cash in a deal like this?

BILL DEMCHAK: A lot of different discussions. But as a practical matter, as Jim has talked about in conference calls in the past, we look at our available excess capital in terms of cash and think about investing in our businesses, share repurchases, and/or third party acquisitions, and compare those returns to share repurchases. In the case of this one, looking at that balance, we thought offered an attractive return to PNC, but importantly also an attractive tax profile opportunity for people who wanted to take our shares in exchange for United shares. So, in some ways, it's a trade-off between what is best for PNC in terms of IRR, but at the same time, making sure that it's an attractive transaction for United shareholders. That was kind of the dialogue we had.

JOHN MCDONALD: Okay. And then, just following up on the previous question and your answer regarding the buy-backs. We should think of it as, you said $300 million, plus the $100





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million for DOJ, so $400 million plus $300 million for this, or about $700 million so far, and you'd said for the year you'd do up to about a billion?

BILL DEMCHAK: Yeah. But remember, we've always spoken about ranges, right?

JOHN MCDONALD: Yes.

BILL DEMCHAK: So, opportunistically, it's a function of what we see in the market to put our capital to work on. But the range was $250 million to a billion, and your numbers are correct.

JOHN MCDONALD: Okay. And then Jim, maybe could you just give us some color for where else in the franchise for the retail banking geographically you might be interested in filling in, or what other areas are attractive to you?

JIM ROHR: I think you have to look at these transaction by transaction. But we've talked about the attractiveness of New Jersey for a long period of time, and you don't do acquisitions--we won't do acquisitions--for acquisitions' sake. This was a unique opportunity where we can fill in a very attractive marketplace and take the costs out, which we think very efficiently, and working with Tom Gregor and his team, we really identified a company that was not CD dependent. These were really people--an organization--that was focused on their customers and customers' satisfaction, so that the culture fits particularly well with PNC as well. So, I think that--I don't want this to be understood as the beginning of an acquisition binge. This is a unique opportunity that we've been working on for quite some time, and we've very, very pleased to be able to bring it to closure for a whole series of reasons, not the least of which is the culture of United.

JOHN MCDONALD: Okay. Thanks.

OPERATOR: The next question is coming from David Hilder of Bear Stearns. Sir, please pose your question.

DAVID HILDER, BEAR STEARNS: Thank you. I have two questions. First, does your deferred prosecution agreement with the Department of Justice have any impact on your ability to get regulatory approval for this acquisition or the timing of that?

JIM ROHR: No.

DAVID HILDER: Secondly, Bill, I thought I heard you say that the deposit premium was, the core deposit intangible was, about a 3 percent number. That seems sort of low. Can you talk about the analytics that went into the allocation of the intangibles between goodwill and the core deposit intangible?

BILL DEMCHAK: Your number is right. It's 3.09. I am in a remote location and don't have details of that with me, so what I would suggest is that we follow up after the call.

BILL CALLIHAN: Dave, this is Bill Callihan. I can call you back with those.







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DAVID HILDER: All right. Okay. Thanks very much.

OPERATOR: The next question is coming from Robert Rutschow of Prudential. Please pose your question.

ROBERT RUTSCHOW, PRUDENTIAL: Hi. Good morning.

JIM ROHR: Hello Robert.

ROBERT RUTSCHOW: Just a couple questions here. Are you guys going to close any branches?

JIM ROHR: Joe Guyaux?

JOE GUYAUX: Yeah. We've identified overlap in the range of 4 to 8 branches, so very minimal number, and they'll be consolidated, so closed in the sense of we're not abandoning any sites. It's where we have two sites in close proximity.

ROBERT RUTSCHOW: Okay, and what's the timetable for the conversions, or for the conversion, I guess?

JOE GUYAUX: Pending regulatory approval and assuming, depending on when that happens, we think we should be in a position to convert probably 90 days to 120 days after receiving approval.

ROBERT RUTSCHOW: Okay. Then last question. Can you help me get to your 15 percent IRR?

JIM ROHR: Excuse me?

ROBERT RUTSCHOW: You said that the deal exceeded 15 percent IRR target, and I was just wondering if you can help me get there.

JIM ROHR: Okay. David Williams is here, and he has the details on that.

DAVID WILLIAMS, PNC FINANCIAL SERVICES: Well, as you know, calculating the IRR takes in a number of assumptions, including our cost of capital, which ranges anywhere from 11 and 13, and then also taking a look at what PE multiple you're going to put on the value of this franchise. Taking a look at this one, you run into a range of slightly over 14 to slightly below 16 percent using various assumptions, and the mid-point of the range is right up around 15.

ROBERT RUTSCHOW: Okay. Thank you.

OPERATOR: Does that answer your question, sir?






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ROBERT RUTSCHOW: Yes.

OPERATOR: The next question is coming from Josh Colevzson of Wachovia Securities. Sir, please pose your question. Mr. Colevzson, your line is live. Do you have a question?

The next question is coming from Troy Hottenstein of UBS. Sir, please pose your question.

TROY HOTTENSTEIN, UBS: Hi. Thanks. Can you help me understand how you do the calculation at the end of the merger to come up with the cash election value, and how you're going to come up with the exact stock election value--the formula that you're going to use?

JIM ROHR: Dave?

DAVID WILLIAMS: The number of shares to be issued by PNC is actually fixed in the agreement. It will be adjusted for exercise of options between now and the closing date. And also, there is a top-up right to maintain the tax-free nature of the merger at 42.5 percent, which would then, potentially, if we trigger that, would reduce the cash portion and increase the PNC stock portion. Whether you select cash or stock, the shareholders will get the same value at the end of the day.

OPERATOR: Does that answer your question, sir?

TROY HOTTENSTEIN: So what would--the cash component would, I assume, then, at the end of the day, be somewhere in the neighborhood of 0.348 PNC shares plus $17 in cash? And, I'm going to use some pricing period for the PNC shares to come up with that end-value election? I mean, you're going to send out an election form that's going to have two numbers in it? I'm just trying to figure out how you actually get to that final number.

DAVID WILLIAMS: It is based on the 5-day average of the PNC close price prior to closing, and then you add the cash portion into it and divide by the number of shares.

TROY HOTTENSTEIN: Okay. Thank you.

JIM ROHR: Thank you.

OPERATOR: The next question is coming from Luca Ippolito of Chesapeake Partners. Please pose your question.

JIM ROHR: Good morning.

LUCA IPPOLITO, CHESAPEAKE PARTNERS: Hi. I'm sorry, I didn't get a chance to get out of the line. That was actually my question just asked.

JIM ROHR: Okay. Thank you.

OPERATOR: Once again, if you do have a question or comment at this time, please press the numbers 1 followed by 4 on your touchtone telephone. Please hold the line while we poll for questions.






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JIM ROHR: Do we have another question?

OPERATOR: Once again, if you do have a question or comment, please press the numbers 1 followed by 4 on your touchtone telephone at this time.

BILL CALLIHAN: Operator, I think we have time for about one more question. So, if there's none, then we'll complete the call.

OPERATOR: Okay. Your final question for today is coming from Denis Laplante of KBW. Please pose your question.

DENIS LAPLANTE, KBW: Good morning. Could you talk about your threshold on the tangible equity ratio in a purchase accounting world? How low you would bring that down to in terms of doing subsequent deals?

JIM ROHR: Bill Demchak, I don't know if you have that information with you. If not...

BILL DEMCHAK: Well, it's a very good question, Denis. It's something that-- it's a question that we're going to be asking ourselves, and I think the industry will be asking itself, because of purchase accounting. As a practical matter, we have a guideline as part of our capital policy that has that number at 5.5 percent. But it's something that, as you go through purchase accounting and more deals are done through time, it's going to be challenged. It'll be interesting to see how the industry handles it.

DENIS LAPLANTE: Does that imply that you are likely to keep, in periods where you probably do less buy-back, be less focused on dividend, and, therefore, try to keep dry powder for your expansion opportunities?

BILL DEMCHAK: I'm sorry. Could you repeat that?

DENIS LAPLANTE: In other words, does it imply that, basically, from a tangible capital perspective, that you'll try to keep more dry powder and, therefore, be less aggressive in the buy-back, maybe less aggressive on dividends?

BILL DEMCHAK: I wouldn't infer that. And I think that, as a practical matter, the rating agencies' focus on tangible capital is a historic one. I think everybody needs to think through how purchase accounting is going to affect some of the traditional measures when you look at capital. So, I wouldn't infer anything about us holding capital--dry powder--to do deals as opposed to share repurchase.

DENIS LAPLANTE: Okay. Thank you.

BILL DEMCHAK: Yeah.







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JIM ROHR: Thank you very much for being with us this morning. We think this is a very important transaction for PNC and for United, and we're delighted to be bringing this new partnership together. Tom, thank you for joining us this morning. I'll see you in a little bit.

TOM GREGOR: Thank you very much.

JIM ROHR: Thanks to everyone for joining us.

OPERATOR: Thank you for your participation. That does conclude this morning's teleconference. You may disconnect your lines at this time, and have a great day. Thank you.

THE END.